Exhibit 10.8

AGREEMENT TO TERMINATE SUBLEASE

This Agreement to Terminate Sublease is dated as of March 22, 2002 ("Agreement") and is by and between E-LOAN, Inc. ("Sublessor") and Pagoo, Inc. ("Sublessee").

WHEREAS, Sublessor and Sublessee are parties to the Standard Sublease dated October 20, 2000, as amended by the Addendum to Sublease by and between E-LOAN, Inc. and Pagoo, Inc. dated October 18, 2000, and the Second Addendum to Sublease by and between E-LOAN, Inc. and Pagoo, Inc. dated December 15, 2000 (collectively the "Sublease"). The parties dispute whether both parties executed and delivered a binding Third Addendum to Sublease by and between E-LOAN, Inc. and Pagoo, Inc. dated December 19, 2001.

WHEREAS, Sublessee desires to resolve said dispute and to terminate the Sublease and vacate the premises in advance of the stated expiration date of the Sublease;

WHEREAS, Sublessor had anticipated receiving rental payments under the Sublease through the termination date set forth in the Sublease;

WHEREAS, In anticipation of maintaining the Sublease through such amended termination date, Sublessor has constructed certain improvements on the premises, including a demising wall, which must be deconstructed upon termination of the Sublease;

NOW THEREFORE, in consideration of the mutual promises contained herein and in the Sublease, the undersigned parties hereby agree as follows:

  The Sublease shall terminate effective April 22, 2002 ("Early Termination Date").
  In full consideration for Sublessee's payment obligations under the Sublease and for amounts expended and to be expended by Sublessor for construction and deconstruction of the demising wall, Sublessor shall retain all rent paid by Sublessee to date, and shall retain the cash deposit in the sum of $211,000, and a further cash payment of $14,000 due upon executing this Agreement. The remaining deposit in the form of a $211,000 letter of credit shall serve as the Security Deposit and will be returned to Sublessee promptly after the Early Termination Date in accordance with the terms of the Sublease.
  Except as provided in this Agreement, the parties' respective rights and obligations under the Sublease, including without limitation the Sublessee's obligation to return the Premises and any Furniture Inventory (as defined in the Sublease) and other personal property to Sublessor in good condition and repair, and the parties' respective rights with respect to the letter of credit Security Deposit, shall remain in full force and effect through the Early Termination Date.
  Full Release. Each of the parties signing below on behalf of itself and its employees, officers, directors, agents, predecessors, successors, parents, subsidiaries, affiliates, and all others hereby fully releases and discharges the other party and the other party's employees, officers, directors, agents, predecessors, successors, parents, subsidiaries, affiliates, and all others from any and all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for any damages or other remedy whatsoever, arising out of or in any way related to the Sublease. Each party acknowledges and agrees that the release it gives to the other party upon executing this Agreement applies to all claims for injuries, damages, or losses to his own person and property, real or personal (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, patent or latent) which it may have against the other party. Each party waives application of California Civil Code Section 1542.

  Each party certifies that it has read the following provisions of California Civil Code Section 1542:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

  and indicates that fact by signing here:

  ________ [initials]
  ________ [initials]

  Amendment to Sublease. This Agreement shall serve as an amendment to the Sublease.

SUBLESSOR: E-Loan, Inc.

By: _______________________

SUBLESSEE: Pagoo, Inc.

By: _______________________